Exhibit 99.1

DNOW Announces a New $160 Million Share Repurchase Program Authorization

The new share repurchase program is double in size from the successfully executed $80 million inaugural program

DNOW reaffirms continued priority and commitment to its acquisition growth strategy coupled with organic investments

The program provides a highly flexible, shareholder friendly avenue for the direct return of capital to shareholders

HOUSTON, TX, January 24, 2025 – DNOW Inc. (NYSE: DNOW) (“DNOW” or the “Company”) announced today that its Board of Directors authorized the Company’s new share repurchase program (“repurchase program”) pursuant to which the Company may purchase up to $160 million of DNOW Inc.’s common stock, effective immediately. The Company has successfully completed its previously announced $80 million repurchase program.

David Cherechinsky, President and CEO of DNOW Inc., commented, “We are excited to announce our new share repurchase program, which is double in size from our previous program. The continued execution of our strategy and accompanying growth initiatives supports our confidence in DNOW’s continued cash flow generation capabilities and improved earnings profile. This substantial increase in the share repurchase program further demonstrates the strength in our business, complements our acquisition focus and illustrates our continued commitment to a disciplined capital allocation strategy, delivering attractive full cycle returns and maximizing value to our shareholders.”

Under this program, the Company may from time to time enter into Rule 10b5-1 trading plans to facilitate the repurchase of its common stock pursuant to its repurchase program. The Company cannot predict when or if it will repurchase any shares of common stock as such repurchase program will depend on several factors, including share price, general business and market conditions and alternative investment opportunities. The share repurchase program does not obligate the Company to repurchase shares and may be suspended or discontinued at any time at the Company’s discretion. Information regarding share repurchases will be available in the Company’s periodic reports on Form 10-Q and 10-K filed with the Securities and Exchange Commission as required by the applicable rules of the Exchange Act.

About DNOW Inc.

DNOW is a supplier of energy and industrial products and packaged, engineered process and production equipment with a legacy of over 160 years. Headquartered in Houston, Texas, with approximately 2,500 employees and a network of locations, we offer a broad set of supply chain solutions combined with a suite of digital offerings branded as DigitalNOW® that provide customers access to highly complementary digital commerce, data and information management channels. Our locations provide products and solutions to exploration and production, midstream transmission and storage companies, refineries, chemical companies, utilities, mining, municipal water, manufacturers, engineering and construction as well as companies operating in the decarbonization, energy evolution and renewables end markets.

Statements made in this press release that are forward-looking in nature are intended to be “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934 and may involve risks and uncertainties. These statements may differ materially from actual future events or results. Readers are referred to documents filed by DNOW Inc. with the U.S. Securities and Exchange Commission, which identify significant risk factors which could cause actual results to differ from those contained in the forward-looking statements.

Contact:

Mark Johnson

Senior Vice President and Chief Financial Officer

(281) 823-4754